The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 4, 2026

February , 2026	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index due February 19, 2031

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing level of each of the Russell 2000® Index and the S&P 500® Index, which we refer to as the Indices, is greater than or equal to 75.00% of its Initial Value, which we refer to as an Interest Barrier.

●The notes may be redeemed early, in whole but not in part, at our option on any of the Interest Payment Dates (other than the first through eleventh and final Interest Payment Dates).

●The earliest date on which the notes may be redeemed early is February 19, 2027.

●Investors should be willing to accept the risk of losing up to 85.00% of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.

●Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

●The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

●Payments on the notes are not linked to a basket composed of the Indices. Payments on the notes are linked to the performance of each of the Indices individually, as described below.

●Minimum denominations of $1,000 and integral multiples thereof

●The notes are expected to price on or about February 13, 2026 and are expected to settle on or about February 19, 2026.

●CUSIP: 46660JRT1

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $46.40 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $942.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Indices: The Russell 2000® Index (Bloomberg ticker: RTY) and the S&P 500® Index (Bloomberg ticker: SPX) (each an “Index” and collectively, the “Indices”)

Contingent Interest Payments: If the notes have not been previously redeemed early and the closing level of each Index on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $5.625 (equivalent to a Contingent Interest Rate of at least 6.75% per annum, payable at a rate of at least 0.5625% per month) (to be provided in the pricing supplement).

If the closing level of either Index on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Contingent Interest Rate: At least 6.75% per annum, payable at a rate of at least 0.5625% per month (to be provided in the pricing supplement)

Interest Barrier: With respect to each Index, 75.00% of its Initial Value

Buffer Threshold: With respect to each Index, 85.00% of its Initial Value

Buffer Amount: 15.00%

Pricing Date: On or about February 13, 2026

Original Issue Date (Settlement Date): On or about February 19, 2026

Review Dates*: As specified under “Key Terms Relating to the Review Dates and Interest Payment Dates” in this pricing supplement

Interest Payment Dates*: As specified under “Key Terms Relating to the Review Dates and Interest Payment Dates” in this pricing supplement

Maturity Date*: February 19, 2031

*Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Early Redemption:

We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the first through eleventh and final Interest Payment Dates) at a price, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least three business days before the applicable Interest Payment Date on which the notes are redeemed early.

Payment at Maturity:

If the notes have not been redeemed early and the Final Value of each Index is greater than or equal to its Buffer Threshold, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been redeemed early and the Final Value of either Index is less than its Buffer Threshold, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated as follows:

$1,000 + [$1,000 × (Lesser Performing Index Return + Buffer Amount)]

If the notes have not been redeemed early and the Final Value of either Index is less than its Buffer Threshold, you will lose some or most of your principal amount at maturity.

Lesser Performing Index: The Index with the Lesser Performing Index Return

Lesser Performing Index Return: The lower of the Index Returns of the Indices

Index Return:

With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date

Final Value: With respect to each Index, the closing level of that Index on the final Review Date

PS-1| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index

Key Terms Relating to the Review Dates and Interest Payment Dates

Review Dates*: March 13, 2026, April 13, 2026, May 13, 2026, June 15, 2026, July 13, 2026, August 13, 2026, September 14, 2026, October 13, 2026, November 13, 2026, December 14, 2026, January 13, 2027, February 16, 2027, March 15, 2027, April 13, 2027, May 13, 2027, June 14, 2027, July 13, 2027, August 13, 2027, September 13, 2027, October 13, 2027, November 15, 2027, December 13, 2027, January 13, 2028, February 14, 2028, March 13, 2028, April 13, 2028, May 15, 2028, June 13, 2028, July 13, 2028, August 14, 2028, September 13, 2028, October 13, 2028, November 13, 2028, December 13, 2028, January 16, 2029, February 13, 2029, March 13, 2029, April 13, 2029, May 14, 2029, June 13, 2029, July 13, 2029, August 13, 2029, September 13, 2029, October 15, 2029, November 13, 2029, December 13, 2029, January 14, 2030, February 13, 2030, March 13, 2030, April 15, 2030, May 13, 2030, June 13, 2030, July 15, 2030, August 13, 2030, September 13, 2030, October 14, 2030, November 13, 2030, December 13, 2030, January 13, 2031 and February 13, 2031 (the “final Review Date”)

Interest Payment Dates*: March 18, 2026, April 16, 2026, May 18, 2026, June 18, 2026, July 16, 2026, August 18, 2026, September 17, 2026, October 16, 2026, November 18, 2026, December 17, 2026, January 19, 2027, February 19, 2027, March 18, 2027, April 16, 2027, May 18, 2027, June 17, 2027, July 16, 2027, August 18, 2027, September 16, 2027, October 18, 2027, November 18, 2027, December 16, 2027, January 19, 2028, February 17, 2028, March 16, 2028, April 19, 2028, May 18, 2028, June 16, 2028, July 18, 2028, August 17, 2028, September 18, 2028, October 18, 2028, November 16, 2028, December 18, 2028, January 19, 2029, February 16, 2029, March 16, 2029, April 18, 2029, May 17, 2029, June 18, 2029, July 18, 2029, August 16, 2029, September 18, 2029, October 18, 2029, November 16, 2029, December 18, 2029, January 17, 2030, February 19, 2030, March 18, 2030, April 18, 2030, May 16, 2030, June 18, 2030, July 18, 2030, August 16, 2030, September 18, 2030, October 17, 2030, November 18, 2030, December 18, 2030, January 16, 2031 and the Maturity Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

PS-2| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index

Supplemental Terms of the Notes

Any value of any underlier, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

How the Notes Work

Payments in Connection with the First through Eleventh Review Dates

First through Eleventh Review Dates
Compare the closing level of each Index to its Interest Barrier on each Review Date.
The closing level of each Index is greater than or equal to its Interest Barrier.	You will receive a Contingent Interest Payment on the applicable Interest Payment Date. Proceed to the next Review Date.

The closing level of either Index is less than its Interest Barrier.	No Contingent Interest Payment will be made with respect to the applicable Review Date. Proceed to the next Review Date.

Payments in Connection with Review Dates (Other than the First through Eleventh and Final Review Dates)

Review Dates (Other than the First through Eleventh and Final Review Dates)
Compare the closing level of each Index to its Interest Barrier on each Review Date until the final Review Date or any early redemption.
	Early Redemption	No Early Redemption
The closing level of each Index is greater than or equal to its Interest Barrier.	You will receive (a) $1,000 plus (b) a Contingent Interest Payment on the applicable Interest Payment Date. No further payments will be made on the notes.	You will receive a Contingent Interest Payment on the applicable Interest Payment Date. Proceed to the next Review Date.
The closing level of either Index is less than its Interest Barrier.
	You will receive $1,000 on the applicable Interest Payment Date. No further payments will be made on the notes.	No Contingent Interest Payment will be made with respect to the applicable Review Date. Proceed to the next Review Date.
PS-3| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index

Payment at Maturity If the Notes Have Not Been Redeemed Early

Review Dates Preceding the Final Review Date	Final Review Date	Payment at Maturity
The notes have not been redeemed early prior to the final Review Date.	The Final Value of each Index is greater than or equal to its Buffer Threshold.	You will receive (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.
Proceed to maturity
The Final Value of either Index is less than its Buffer Threshold.

You will receive, in addition to any Contingent Interest Payment:
$1,000 + [$1,000 × (Lesser Performing Index Return + Buffer Amount)]

Under these circumstances, you will lose some or most of your principal amount at maturity.

PS-4| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 6.75% per annum, depending on how many Contingent Interest Payments are made prior to early redemption or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will be at least 6.75% per annum (payable at a rate of at least 0.5625% per month).

Number of Contingent Interest Payments	Total Contingent Interest Payments
60	$337.500
59	$331.875
58	$326.250
57	$320.625
56	$315.000
55	$309.375
54	$303.750
53	$298.125
52	$292.500
51	$286.875
50	$281.250
49	$275.625
48	$270.000
47	$264.375
46	$258.750
45	$253.125
44	$247.500
43	$241.875
42	$236.250
41	$230.625
40	$225.000
39	$219.375
38	$213.750
37	$208.125
36	$202.500
35	$196.875
34	$191.250
33	$185.625
32	$180.000
31	$174.375
30	$168.750
29	$163.125
28	$157.500
27	$151.875
26	$146.250
25	$140.625
24	$135.000
23	$129.375
22	$123.750
21	$118.125
20	$112.500
19	$106.875
18	$101.250
17	$95.625
16	$90.000
15	$84.375
14	$78.750
13	$73.125
12	$67.500
11	$61.875
10	$56.250
9	$50.625
PS-5| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index

8	$45.000
7	$39.375
6	$33.750
5	$28.125
4	$22.500
3	$16.875
2	$11.250
1	$5.625
0	$0.000

PS-6| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to two hypothetical Indices, assuming a range of performances for the hypothetical Lesser Performing Index on the Review Dates.

Solely for purposes of this section, the Lesser Performing Index with respect to each Review Date is the lesser performing of the Indices determined based on the closing level of each Index on that Review Date compared with its Initial Value.

The hypothetical payments set forth below assume the following:

●the notes have not been redeemed early;

●an Initial Value for each Index of 100.00;

●an Interest Barrier for each Index of 75.00 (equal to 75.00% of its hypothetical Initial Value);

●a Buffer Threshold for each Index of 85.00 (equal to 85.00% of its hypothetical Initial Value);

●a Buffer Amount of 15.00%; and

●a Contingent Interest Rate of 6.75% per annum.

The hypothetical Initial Value of each Index of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of either Index.

The actual Initial Value of each Index will be the closing level of that Index on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of each Index, please see the historical information set forth under “The Indices” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes have NOT been redeemed early and the Final Value of the Lesser Performing Index is greater than or equal to its Buffer Threshold.

Date	Closing Level of Lesser Performing Index	Payment (per $1,000 principal amount note)
First Review Date	95.00	$5.625
Second Review Date	85.00	$5.625
Third through Fifty-Ninth Review Dates	Less than Interest Barrier	$0
Final Review Date	90.00	$1,005.625
	Total Payment	$1,016.875 (1.6875% return)

Because the notes have not been redeemed early and the Final Value of the Lesser Performing Index is greater than or equal to its Buffer Threshold, the payment at maturity, for each $1,000 principal amount note, will be $1,005.625 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,016.875.

PS-7| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index

Example 2 — Notes have NOT been redeemed early and the Final Value of the Lesser Performing Index is less than its Buffer Threshold but is greater than or equal to its Interest Barrier.

Date	Closing Level of Lesser Performing Index	Payment (per $1,000 principal amount note)
First Review Date	50.00	$0
Second Review Date	55.00	$0
Third through Fifty-Ninth Review Dates	Less than Interest Barrier	$0
Final Review Date	80.00	$955.625
	Total Payment	$955.625 (-4.4375% return)

Because the notes have not been redeemed early, the Final Value of the Lesser Performing Index is less than its Buffer Threshold but is greater than or equal to its Interest Barrier and the Lesser Performing Index Return is -20.00%, the payment at maturity will be $955.625 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-20.00% + 15.00%)] + $5.625 = $955.625

Example 3 — Notes have NOT been redeemed early and the Final Value of the Lesser Performing Index is less than its Buffer Threshold and its Interest Barrier.

Date	Closing Level of Lesser Performing Index	Payment (per $1,000 principal amount note)
First Review Date	40.00	$0
Second Review Date	45.00	$0
Third through Fifty-Ninth Review Dates	Less than Interest Barrier	$0
Final Review Date	40.00	$550.00
	Total Payment	$550.00 (-45.00% return)

Because the notes have not been redeemed early, the Final Value of the Lesser Performing Index is less than its Buffer Threshold and its Interest Barrier and the Lesser Performing Index Return is -60.00%, the payment at maturity will be $550.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00% + 15.00%)] = $550.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

●YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the notes have not been redeemed early and the Final Value of either Index is less than its Buffer Threshold, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Index is less than its Initial Value by more than 15.00%. Accordingly, under these circumstances, you will lose up to 85.00% of your principal amount at maturity.

●THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —
If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to a Review Date only if the closing level of each Index on that Review Date is greater than or equal to its Interest Barrier. If the closing level of either Index on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. Accordingly, if the closing level of either Index on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

●CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

PS-8| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index

●AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

●THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,
regardless of any appreciation of either Index, which may be significant. You will not participate in any appreciation of either Index.

●YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH INDEX —
Payments on the notes are not linked to a basket composed of the Indices and are contingent upon the performance of each individual Index. Poor performance by either of the Indices over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Index.

●YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING INDEX.

●THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If we elect to redeem your notes early, the term of the notes may be reduced to as short as approximately one year and you will not receive any Contingent Interest Payments after the applicable Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where we elect to redeem your notes before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

●YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN EITHER INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.

●THE RISK OF THE CLOSING LEVEL OF AN INDEX FALLING BELOW ITS INTEREST BARRIER OR BUFFER THRESHOLD IS GREATER IF THE LEVEL OF THAT INDEX IS VOLATILE.

●LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

●THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Rate.

Risks Relating to Conflicts of Interest

●POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

●THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.

PS-9| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index

●THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

●SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Indices

●JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,
but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.

●AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX —
Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

PS-10| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index

The Indices

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000ETM Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Index based on the weekly historical closing levels from January 8, 2021 through January 30, 2026. The closing level of the Russell 2000® Index on February 3, 2026 was 2,648.499. The closing level of the S&P 500® Index on February 3, 2026 was 6,917.81. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Index on the Pricing Date or any Review Date. There can be no assurance that the performance of the Indices will result in the return of any of your principal amount in excess of $150.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., or the payment of any interest.

Historical Performance of the Russell 2000® Index Source: Bloomberg

PS-11| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index

Historical Performance of the S&P 500® Index Source: Bloomberg

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

PS-12| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

PS-13| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

●Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

●Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

●Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-14| Structured Investments Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index